Exhibit 4.16

                       RESEARCH TRIANGLE CONSULTANTS, INC.
                       INCENTIVE STOCK OPTION AGREEMENT

      THIS INCENTIVE STOCK OPTION AGREEMENT, made and entered into as of the _____day of ______,____, by and between Research Triangle Consultants, Inc., a North Carolina corporation (the "Corporation"), and ______________________ (the "Participant").

      WHEREAS, the committee appointed under the Research Triangle Consultants, Inc. Employee Stock Option Plan (the "Committee") granted Participant an option to purchase shares of the Corporation's Common Stock, $.00011 par value per share (the "Common Stock"), pursuant to the Research Triangle Consultants, Inc. Employee Stock Option Plan (the "Plan") (capitalized terms used herein shall have the meanings set out in the Plan unless otherwise specified in this Agreement); and

      WHEREAS, this Agreement evidences the grant of such option.

      NOW, THEREFORE, in consideration of the foregoing, of the mutual promises set forth below and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

      1. Grant of Option. The Committee hereby grants Participant an option to purchase from the Corporation, during the period specified in Section 2 of this Agreement, a total of [NUMBER OF SHARES] (_________) shares of Common Stock, at the purchase price of [Price per Share] ($____) per share (the "Purchase Price"), in accordance with the terms and conditions stated in this Agreement. The shares of Common Stock subject to the option granted hereby are referred to below as the "Shares," and the option to purchase such Shares is referred to below as the "Option."

      2. Vesting and Exercise of Option. The Option shall vest and become exercisable in increments in accordance with the three-year schedule set forth below, provided that the Option shall vest and become exercisable with respect to an increment as specified only if Participant is employed with the Company on the specified date for such increment:

            (a) on the first anniversary of the Grant Date, the Option shall vest and become exercisable with respect to thirty-three and one-third percent (331/3%) of the Shares; and

            (b) on the second anniversary of the Grant Date, the Option shall vest and become exercisable with respect to an additional thirty-three and one-third percent (331/3%) of the Shares; and

            (c) on the third anniversary of the Grant Date, the Option shall vest and become exercisable with respect to the remainder of the Shares.

The schedule set forth above is cumulative, so that Shares as to which the Option has become vested and exercisable on and after a date indicated by the schedule may be purchased pursuant to exercise of the Option at any subsequent date prior to termination of the Option. The Option may be exercised at any time and from time to time to purchase up to the number of Shares as to which it is then vested and exercisable.

Notwithstanding the foregoing, the Option shall vest and become exercisable, to the extent not already vested and exercisable, on the date of Participant's death or Disability, provided that Participant is employed by the Corporation on such date, or immediately prior to a Change in Control or Corporate Reorganization, provided that Participant is employed by the Corporation on the date of such Change in Control or Corporate Reorganization. In the event of a Change in Control or Corporate Reorganization, the Corporation shall send Participant prior written notice of the effectiveness of such event and the last day on which Participant may exercise the Option. On or prior to the last day specified in such notice, Participant may, upon compliance with all of the terms of this Agreement and the Plan, exercise the Option with respect to any or all of the Shares, conditioned upon and subject to the completion of the Change in Control or Corporate Reorganization. To the extent the Option is not so exercised, it shall terminate at 5:00 p.m., eastern standard time, on the last day specified in such notice, conditioned upon and subject to the completion of the Change in Control or Corporate Reorganization. Unless the Board or the Committee determines it is impracticable, the Corporation shall provide the notice required by this Section 2 ten (10) days prior to the effectiveness of such event and shall include in the notice the valuation of the Shares in the Change of Control or Corporate Reorganization and other information the Board or Committee deems relevant.

      3. Termination of Option. The Option shall remain exercisable as specified in Section 2 above until the earliest to occur of the dates specified below, upon which date the Option shall terminate:

            (a) the date all of the Shares are purchased pursuant to the terms of this Agreement;

            (b) upon the expiration of ninety (90) days following the Termination of Employment of Participant, provided that in the event of the Participant's death or Disability during such ninety (90) day period the Option shall remain exercisable until the expiration of ninety (90) days following the Participant's death or Disability;

            (c) at 5:00 P.M., eastern standard time, on the last date specified in the notice described in Section 2 above, in the event of a Change in Control or a Corporate Reorganization except to the extent that the Option is assumed by the surviving entity or an affiliate thereof in connection with such Change in Control or Corporate Reorganization; or

            (d) the ten year anniversary of the Grant Date at 5:00 P.M., eastern standard time.


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

Upon its termination, the Option shall have no further force or effect and Participant shall have no further rights under the Option or to any Shares which have not been purchased pursuant to prior exercise of the Option.

      4.    Manner of Exercise of Option.

            (a) The Option may be exercised only by (i) Participant's completion, execution and delivery to the Corporation of a notice of exercise and, if required by the Corporation, an "investment letter" as supplied by the Corporation confirming Participant's representations and warranties in Section 18 of this Agreement, including the representation that Participant is acquiring the Shares for investment only and not with a view to the resale or other distribution thereof, and (ii) the payment to the Corporation, pursuant to the terms of this Agreement, of an amount equal to the Purchase Price multiplied by the number of Shares being purchased as specified in Participant's notice of exercise. Participant's notice of exercise shall be given in the manner specified in Section 13 but any exercise of the Option shall be effective only when the items required by the preceding sentence are actually received by the Corporation. The notice of exercise and the "investment letter" may be in the form set forth in Exhibit A attached to this Agreement. Payment of the aggregate Purchase Price for Shares Participant has elected to purchase shall be made by cash or good check. Notwithstanding anything to the contrary in this Agreement, the Option may be exercised only if compliance with all applicable federal and state securities laws can be effected.

            (b) Subject to the provisions of Section 3.7 of the Plan, upon any exercise of the Option by Participant or as soon thereafter as is practicable, the Corporation shall issue and deliver to Participant a certificate or certificates evidencing such number of Shares as Participant has then elected to purchase. Such certificate or certificates shall be registered in the name of Participant and shall bear the legend specified in Section 17 of this Agreement and any legend required by any federal or state securities laws and by the North Carolina Business Corporation Act.

      5.    Definitions; Authority of Committee.

            (a) A "Change in Control" shall be deemed to have occurred if, after the class of stock then subject to this Agreement becomes publicly traded, (i) the direct or indirect beneficial ownership (within the meaning of Section 13(d) of the Act and Regulation 13D thereunder) of fifty percent (50%) or more of the class of securities then subject to this Agreement is acquired or becomes held by any person or group of persons (within the meaning of Section 13(d)(3) of the Act), but excluding the Corporation and any employee benefit plan sponsored or maintained by the Corporation, or (ii) assets or earning power constituting more than fifty percent (50%) of the assets or earning power of the Corporation and its subsidiaries (taken as a whole) is sold, mortgaged, leased or otherwise transferred, in one or more transactions not in the ordinary course of the Corporation's business, to any such person or group of persons; provided, however, that a Change in Control shall not be deemed to have occurred upon an investment by one or more venture capital funds, Small Business Investment Companies (as defined in the Small Business Investment Act of 1958, as amended) or similar financial


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

investors. For the purposes of this Agreement, the class of stock then subject to this Agreement shall be deemed to be "publicly traded" if such stock is listed or admitted to unlisted trading privileges on a national securities exchange or as to which sales or bid and offer quotations are reported in the automated system operated by the National Association of Securities Dealers, Inc.

            (b) A "Corporate Reorganization" means the happening of any one (1) of the following events: (i) the dissolution or liquidation of the Corporation;
(ii) a reorganization, merger or consolidation involving the Corporation, unless
(A) the transaction involves only the Corporation and one or more of the Corporation's parent corporation and wholly-owned (excluding interests held by employees, officers and directors) subsidiaries; or (B) the shareholders who had the power to elect a majority of the board of directors of the Corporation immediately prior to the transaction have the power to elect a majority of the board of directors of the surviving entity immediately following the transaction; (iii) the sale of all or substantially all of the assets of the Corporation to another corporation, person or business entity; or (iv) an acquisition of Corporation stock, unless the shareholders who had the power to elect a majority of the board of directors of the Corporation immediately prior to the acquisition have the power to elect a majority of the board of directors of the Corporation immediately following the transaction; provided, however, that a Corporate Reorganization shall not be deemed to have occurred upon an investment by one or more venture capital funds, Small Business Investment Companies (as defined in the Small Business Investment Act of 1958, as amended) or similar financial investors.

            (c) "Termination of Employment" shall mean termination of any employment relationship of Participant with the Corporation for any reason whatsoever, including, without limitation, death, disability, retirement, voluntary termination, involuntary termination, dismissal with or without cause or resignation.

            (d) All determinations made by the Committee with respect to the interpretation, construction and application of any provision of this Agreement shall be final, conclusive and binding on the parties.

      6.    Default Treatment.

            (a) The Option shall be construed so that it is in compliance with the requirements of section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). If for any reason the Option does not meet the requirements of section 422 of the Code, then the Option or any portion of the Option, as necessary, shall be deemed a nonqualified stock option granted under the Plan.

            (b) If the aggregate Fair Market Value, determined on the date of grant, of the stock to which this Option and any other incentive stock options are exercisable for the first time by Participant during any calendar year under the Plan or any other stock option plan of the Corporation exceeds $100,000, the Option shall be deemed a nonqualified stock option granted under the Plan to the extent of such excess.


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

      7. Buy-Sell Agreement. As a condition to receipt of any Shares hereunder, Participant shall become a party to the Buy-Sell Agreement among the Corporation and its shareholders or any document which replaces such agreement, as determined by the Committee in its discretion (the "Buy-Sell Agreement") and sign a copy of such agreement, to the extent required to do so by the Committee. All restrictions applicable to Shares under the Buy-Sell Agreement shall apply to Shares acquired under this Agreement.

      8. Rights Prior to Exercise. Participant will have no rights as a shareholder with respect to the Shares except to the extent that Participant has exercised the Option and has been issued and received delivery of a certificate or certificates evidencing the Shares so purchased.

      9. Sale or Other Disposition by Majority Interest. Participant hereby irrevocably appoints the Corporation and its President, or either of them, as Participant's agents and attorneys-in-fact, with full power of substitution for and in Participant's name, to sell, exchange, transfer or otherwise dispose of all or a portion of Participant's Shares and to do any and all things and to execute any and all documents and instruments (including, without limitation, any stock transfer powers) in connection therewith, such powers of attorney not to become operable until such time as the holder or holders of a majority of the issued and outstanding shares of Common Stock of the Corporation sell, exchange, transfer or otherwise dispose of, or contract to sell, exchange, transfer or otherwise dispose of, all or a majority of the issued and outstanding shares of Common Stock of the Corporation. Any sale, exchange, transfer or other disposition of all or a portion of Participant's Shares pursuant to the foregoing powers of attorney shall be made upon substantially the same terms and conditions (including sale price per share) applicable to a sale, exchange, transfer or other disposition of shares of Common Stock of the Corporation owned by the holder or holders of a majority of the issued and outstanding shares of Common Stock of the Corporation. For purposes of determining the sale price per share of the Shares under this Section 9, there shall be excluded the consideration (if any) paid or payable to the holder or holders of a majority of the issued and outstanding shares of Common Stock of the Corporation in connection with any employment, consulting, noncompetition or similar agreements which such holder or holders may enter into in connection with or subsequent to such sale, transfer, exchange or other disposition. The foregoing power of attorney shall not impose or be deemed to impose any fiduciary duty or any other duty (except as set forth in this Section 9) or obligation on either the Corporation or its President, shall be irrevocable and coupled with an interest and shall not terminate by operation of law, whether by the death, bankruptcy or adjudication of incompetence or insanity of Participant or the occurrence of any other event.

      10. Engagement of Participant. Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Corporation shall continue to employ Participant, nor shall this Agreement affect in any way the right of the Corporation to terminate the employment of Participant at any time and for any reason. By Participant's execution of this Agreement, Participant acknowledges and agrees that Participant's employment is "at will." No change of Participant's duties as an employee of the Corporation shall result in, or be deemed to be, a modification of any of the terms of this Agreement.


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

      11. Burden and Benefit; Corporation. This Agreement shall be binding upon, and shall inure to the benefit of, the Corporation and Participant, and their respective heirs, personal and legal representatives, successors and assigns. As used in this Section 11, the term the "Corporation" shall also include any corporation which is the parent or a subsidiary of the Corporation or any corporation or entity which is an affiliate of the Corporation by virtue of common (although not identical) ownership, and for which Participant is providing services in any form during Participant's employment with the Corporation or any such other corporation or entity. Participant hereby consents to the enforcement of any and all of the provisions of this Agreement by or for the benefit of the Corporation and any such other corporation or entity.

      12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, oral or written, with respect to the subject matter herein. Participant accepts the Option in full satisfaction of any and all obligations of the Corporation to grant stock options to Participant as of the date hereof.

      13. Notices. Any and all notices under this Agreement shall be in writing, and sent by hand delivery or by certified or registered mail (return receipt requested and first-class postage prepaid), in the case of the Corporation, to its principal executive offices to the attention of the President, and, in the case of Participant, to Participant's address as shown on the Corporation's records.

      14. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of North Carolina, without reference to its conflicts of laws rules or the principles of the choice of law.

      15. Modifications. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

      16. Terms and Conditions of Plan. The terms and conditions included in the Plan, the receipt of a copy of which Participant hereby acknowledges by execution of this Agreement, are incorporated by reference herein, and to the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, such term or provision of the Plan shall control.

      17. Stock Legend. All certificates for Shares issued by the Corporation to Participant or Participant's successors and assigns or to any other person becoming a signatory to this Agreement shall be endorsed with legends in substantially the following form, and any transfer agent of the Corporation may be instructed to require compliance with all legends on such certificates:

            The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities law. Accordingly, the shares represented by this Certificate may not be sold, offered for sale, transferred, pledged or


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

            hypothecated without an effective registration statement for such shares under the Act or applicable state securities law or an opinion of counsel satisfactory to the Company that registration is not required under the Act or any applicable state securities law.

            The shares represented by this Certificate, and the transfer thereof, are subject to that certain Buy-Sell Agreement by and among the Corporation and its shareholders, a copy of which is on file in, and may be examined at, the principal office of the Company.

      18.   Covenants and Representations of Participant.

            Participant represents, warrants, covenants and agrees with the Corporation as follows:

            (a) The Option is being received for Participant's own account without the participation of any other person, with the intent of holding the Option and the Shares issuable pursuant thereto for investment and without the intent of participating, directly or indirectly, in a distribution of the Shares and not with a view to, or for resale in connection with, any distribution of the Shares or any portion thereof.

            (b) Participant is not acquiring the Option or any Shares based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Shares, but rather upon an independent examination and judgment as to the prospects of the Corporation.

            (c) Participant has had the opportunity to ask questions of and receive answers from the Corporation and its executive officers and to obtain all information necessary for Participant to make an informed decision with respect to the investment in the Corporation represented by the Option and any Shares issued upon its exercise.

            (d) Participant is able to bear the economic risk of any investment in the Shares, including the risk of a complete loss of the investment, and Participant acknowledges that Participant must continue to bear the economic risk of any investment in Shares received upon exercise of the Option for an indefinite period.

            (e) Participant understands and agrees that the Shares subject to the Option may be issued and sold to Participant without registration under any state or federal laws relating to the registration of securities and in that event will be issued and sold in reliance on exemptions from registration under appropriate state and federal laws.

            (f) Shares issued to Participant upon exercise of the Option will not be offered for sale, sold or transferred by Participant other than pursuant to: (i) an effective registration under applicable state securities laws or in a transaction which is otherwise in compliance with those laws; (ii) an effective registration under the Securities Act of 1933, or a


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

transaction otherwise in compliance with such Act; and (iii) evidence satisfactory to the Corporation of compliance with all applicable state and federal securities laws. The Corporation shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the foregoing laws.

            (g) The Corporation will be under no obligation to register the Shares issuable pursuant to the Option or to comply with any exemption available for sale of the Shares by Participant without registration, and the Corporation is under no obligation to act in any manner so as to make Rule 144 promulgated under the Securities Act of 1933 available with respect to any sale of the Shares by Participant.

            (h) Participant has not relied upon the Corporation with respect to any tax consequences related to the grant or exercise of this Option, or the disposition of Shares purchased pursuant to its exercise. Participant acknowledges that, as a result of the grant and/or exercise of the Option, Participant may incur a substantial tax liability. Participant assumes full responsibility for all such consequences and the filing of all tax returns and elections Participant may be required or find desirable to file in connection therewith. In the event any valuation of the Option or Shares purchased pursuant to its exercise must be made under federal or state tax laws and such valuation affects any return or election of the Corporation, Participant agrees that the Corporation may determine such value and that Participant will observe any determination so made by the Corporation in all returns and elections filed by Participant. In the event the Corporation is required by applicable law to collect any withholding, payroll or similar taxes by reason of the grant or any exercise of the Option, Participant agrees that the Corporation may withhold such taxes from any monetary amounts otherwise payable by the Corporation to Participant and that, if such amounts are insufficient to cover the taxes required to be collected by the Corporation, Participant will pay to the Corporation such additional amounts as are required.

            (i) The agreements, representations, warranties and covenants made by Participant herein with respect to the Option shall also extend to and apply to all of the Shares issued to Participant from time to time pursuant to exercise of the Option. Acceptance by Participant of any certificate representing Shares shall constitute a confirmation by Participant that all such agreements, representations, warranties and covenants made herein shall be true and correct at that time.


      IN WITNESS WHEREOF, the parties hereto have caused this Award Agreement to be executed effective as of the day and year first above written.

                                 RESEARCH TRIANGLE CONSULTANTS, INC.

                                 By:
                                       -------------------------------------
                                 Print Name:  Jeffrey LeRose
                                       -------------------------------------
                                 Title:   President and Chief Executive Officer



                                 PARTICIPANT:


                                 ---------------------------------------
                                 Print Name:
                                            ----------------------------


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

                                    EXHIBIT A

Attention:  Employee Stock Option Plan Committee
Research Triangle Consultants, Inc.
[Address]
[Address]


      Re:   Exercise of Incentive Stock Option

Dear Committee Members:

      Pursuant to the terms and conditions of that certain Incentive Stock Option Agreement dated as of ____________, 1998 (the "Agreement") between _____________________and Research Triangle Consultants, Inc. (the "Corporation"), I desire to purchase Shares of the Common Stock of Research Triangle Consultants, Inc. and hereby tender payment in full for such Shares in accordance with the terms of the Agreement.

      I hereby reaffirm that the representations and warranties made in Section 18 of the Agreement are true and correct on the date hereof as if made on the date hereof.


                                    Very truly yours,



                                    [NAME OF PARTICIPANT]

Date: __________________________


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